Exhibit 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of July 16, 2013 (the “Effective Date”), by and between Henrik C. Slipsager (“Executive”) and ABM Industries Incorporated, for itself and on behalf of its subsidiary corporations as applicable herein.

WHEREAS, the subsidiaries of ABM (as hereinafter defined) are engaged in the building maintenance and related service businesses, and

WHEREAS, Executive is experienced in the administration, finance, marketing and/or operation of such services, and

WHEREAS, Executive and ABM are parties to an Amended and Restated Employment Agreement, dated December 16, 2009 (the “Prior Agreement”), pursuant to which Executive serves as President and Chief Executive Officer of ABM, and

WHEREAS, in connection with the foregoing, the parties desire to amend and restate the Prior Agreement, and

WHEREAS, ABM and its subsidiaries have invested significant time and money to develop proprietary trade secrets and other confidential business information, as well as invaluable goodwill among their customers, sales prospects and employees, and

WHEREAS, ABM and its subsidiaries have disclosed or will disclose to Executive such proprietary trade secrets and other confidential business information, which Executive will utilize in the performance of his duties and responsibilities as President and Chief Executive Officer and under this Agreement, and

WHEREAS, Executive wishes to, or has been and desires to, remain employed by ABM, and to utilize such proprietary trade secrets, other confidential business information and goodwill in connection with his employment,

NOW THEREFORE, Executive and ABM agree as follows:

1. Employment. ABM hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2. Title. Executive’s title shall be President and Chief Executive Officer of ABM, subject to modification as mutually agreed upon by ABM and Executive.

3. Definitions. The capitalized terms used in this Agreement shall have the following definitions:

A. “2006 Equity Plan” means the Company’s 2006 Equity Incentive Plan, as may be amended from time to time, and the “2006 Equity Plan Terms and Conditions” mean the Statement of Terms and Conditions Applicable to Options, Restricted Stock, Restricted Stock Units, and Performance Shares Granted to Employees Pursuant to the 2006 Equity Plan, as may be amended from time to time.

B. “ABM” means ABM Industries Incorporated, its successors, and assigns.

C. “Accrued Compensation” means any and all previously earned, but as of yet unpaid, salary, and reimbursement of business expenses and fringe benefits as of yet unpaid or unprovided.

D. “Base Salary” means the salary paid under Paragraph 7A for the applicable Fiscal Year.

E. “Board” means the Board of Directors of ABM.

F. “Bonus” means a performance-based annual cash bonus payable under Paragraph 7B of this Agreement.

G. “CEO Committee” means a committee designated by the Board, which shall constitute all of the Independent Directors.

H. “Company” means ABM and its subsidiaries.

I. “Compensation Committee” means the Compensation Committee of the Board.

J. “EOIP” means the ABM Executive Officer Incentive Plan adopted by the Board on January 10, 2006, as such plan may be amended from time to time, or any successor plan.

K. “Fiscal Year” means the period beginning on November 1 of a calendar year and ending on October 31 of the following calendar year, or such other period as shall be designated by the Board as ABM’s fiscal year.

L. “Independent Directors” means the directors designated by the Board as independent directors, which persons shall qualify both as independent under the rules and regulations of the New York Stock Exchange and as outside directors under Section 162(m).

M. “Just Cause” means (i) theft or dishonesty, (ii) more than one instance of neglect or failure to perform employment duties, (iii) more than one instance of inability or unwillingness to perform employment duties, (iv) insubordination, (v) abuse of alcohol or other drugs or substances affecting Executive’s performance of his employment duties, (vi) material and willful breach of this Agreement, (vii) other misconduct, unethical or unlawful activity, (viii) a conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof, or (ix) a conviction of or plea of “guilty” or “no contest” to a misdemeanor involving a crime of moral turpitude under the laws of the United States or any state thereof.

N. “Performance Assessment” means the Compensation Committee’s annual assessment, after consultation with the CEO Committee, of Executive’s performance against the Performance Criteria.

O. “Performance Criteria” means the performance criteria for Executive established annually by the Compensation Committee, after consultation with the CEO Committee, in accordance with Paragraph 7B of this Agreement.

P. “Retirement Plan Benefits” mean the benefits provided upon Retirement pursuant to the 2006 Equity Plan Terms and Conditions.

Q. “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, or any successor statute.

R. “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, or any successor statute.

S. “Significant Transaction” means Company’s acquisition or disposition of a business or assets which ABM is required to report under Item 2.01 of Form 8-K under the rules and regulations issued by the Securities and Exchange Commission.

T. “State of Employment” means New York.

U. “Target Bonus” means 100% of Executive’s Base Salary.

V. “Term” is the period beginning on the Effective Date and ending on October 31, 2015, unless sooner terminated under Paragraph 15 of this Agreement.

W. “Total Disability” means Executive’s inability to perform his duties under this Agreement, and shall be deemed to occur on the 91st consecutive or non-consecutive calendar day within any 12 month period that Executive is unable to perform his duties under this Agreement because of any physical or mental illness or disability.

4. Duties & Responsibilities. Executive shall assume and perform such executive or managerial duties and responsibilities as are assigned from time-to-time by the Board, to which Executive shall report and be accountable.

5. Term of Agreement. This Agreement shall end on October 31, 2015, unless sooner terminated pursuant to Paragraph 15 of this Agreement.

6. Principal Office. During the Term of this Agreement, Executive shall be based at an ABM office located in the State of Employment or such other location as shall be mutually agreed upon by the Board and Executive.

7. Compensation. ABM agrees to compensate Executive, and Executive agrees to accept as compensation in full, for Executive’s assumption and performance of duties and responsibilities pursuant to this Agreement:

A. Salary. Executive shall be entitled to a Base Salary in an amount to be determined by the CEO Committee in its sole discretion, provided that Executive’s Base Salary on the Effective Date shall be $867,000 and shall not be decreased.

B. Bonus. Subject to the provisions of the EOIP, the provisions of Paragraph 15 and subparagraphs (iii), (iv) and (v) below, Executive shall be entitled to a Bonus for each Fiscal Year, as follows:

i. Executive’s Bonus may range from 0% to 185% of the Target Bonus and shall be based on the Performance Assessment of Executive for the applicable Fiscal Year evaluated on the basis of the Performance Criteria. Performance Criteria may include both ABM and individual objectives, may be both qualitative and quantitative in nature and shall be established and communicated to Executive within 90 days after the beginning of the Fiscal Year for which they apply. The Compensation Committee or the CEO Committee (or members of such committees) may seek the views of members of the Board with respect to whether the Performance Criteria have been achieved, provided that the Performance Assessment shall be solely determined by the Compensation Committee. The determination of the Bonus amount for each Fiscal Year shall be determined by the CEO Committee.

ii. The Performance Criteria may be adjusted by the Compensation Committee, after consultation with the CEO Committee, in the event of a Significant Transaction and/or for any unanticipated and material events that are beyond the control of ABM, including but not limited to acts of god, nature, war or terrorism, or changes in the rules for financial reporting set forth by the Financial Accounting Standards Board, the Securities and Exchange Commission, rules of the New York Stock Exchange and/or for any other reason which the Compensation Committee determines, in good faith, to be appropriate.

iii. ABM shall pay Executive the Bonus for each Fiscal Year as soon as practicable following completion of the audit of ABM’s financial statements for such Fiscal Year and within 10 days after determination of the Bonus by the CEO Committee. Notwithstanding the foregoing, the Bonus shall be paid no later than March 15th of the year following the end of the calendar year in which the Bonus is earned. In the event of termination of employment hereunder during the Term, other than a termination under Paragraph 15A or a termination under Paragraph 15B, ABM shall pay Executive a prorated portion of the Bonus, for the fraction of the Fiscal Year that has been completed prior to the date of termination, based on Company’s actual performance of the Performance Criteria in CEO’s Performance Objectives for the entire Fiscal Year. The prorated portion of the Bonus shall be paid at such time as bonuses are paid to employees generally, but in no event later than March 15th of the year following the end of the calendar year in which the Bonus is no longer subject to a substantial risk of forfeiture.

iv. Absent bad faith or material error, any conclusions of the Compensation Committee or the CEO Committee with respect to the Performance Criteria, the Performance Assessment, or the actual Bonus shall be final and binding upon Executive and ABM.

v. Except as may otherwise be determined by the CEO Committee in the event of extraordinary circumstances affecting the financial performance of Company, no Bonus for any Fiscal Year shall be payable unless Executive achieves the minimum level of Performance Criteria set by the CEO Committee for the applicable performance period.

vi. Notwithstanding any other provision of this Agreement, the CEO Committee may, no later than 90 days after the beginning of any Fiscal Year (but in no event later than the date required for the Bonus to qualify as performance-based compensation within the meaning of Section 162(m)), approve and notify Executive of a modification to the Target Bonus or the Bonus range set forth in subparagraph (i) above. The CEO Committee’s decision in this regard shall be deemed final and binding on Executive. In addition, the CEO Committee may grant a discretionary incentive bonus to Executive at any time in its sole discretion.

C. Equity Plan Participation and Fringe Benefits. Executive shall be entitled to participate in the 2006 Equity Plan in accordance with its terms. ABM reserves the right to amend or terminate the 2006 Equity Plan at any time subject to the terms of the 2006 Equity Plan. In addition, Executive shall receive the then current fringe benefits generally provided by ABM to its executives. Such benefits may include but not be limited to the use, if any, of an ABM-leased car or a car allowance, group health benefits, long-term disability benefits, group life insurance, sick leave and vacation. Each of these fringe benefits is subject to the applicable ABM policy at all times. Executive expressly agrees that should he terminate employment with ABM for the purpose of being re-employed by an ABM subsidiary or affiliate, he shall “carry-over” any previously accrued but unused vacation balance to the books of the applicable subsidiary or affiliate. ABM reserves the right to add, increase, reduce or eliminate any fringe benefit at any time, but no such benefit or benefits shall be reduced or eliminated as to Executive unless generally reduced or eliminated as to senior executives at ABM.

D. Post-Employment Health Insurance Assistance. Subject to Paragraph 16 of this Agreement, upon Executive’s termination of employment for any reason (other than for Just Cause) and concluding no later than 10 years after such termination, ABM shall pay Executive $10,000 per year to assist Executive in purchasing health insurance for Executive and his spouse. In the event that Executive dies prior to the expiration of such ten-year period, ABM shall pay Executive’s surviving spouse $10,000 per year until the first to occur of (i) the death of Executive’s spouse or (ii) the end of the ten-year period.

8. Payment or Reimbursement of Business Expenses. ABM shall pay directly or reimburse Executive for reasonable business expenses of ABM incurred by Executive in connection with ABM business in accordance with the ABM Travel & Entertainment Policy, as in effect from time to time.

9. Business Conduct. Executive shall dedicate his full business time and attention to the performance of duties hereunder, perform his duties in good faith and to a professional standard, and fully comply with all laws and regulations pertaining to the performance of his responsibilities, all ethical rules, ABM’s Code of Business Conduct and Ethics, reduction, surrender, or forfeiture pursuant to ABM’s Recoupment Policy, as well as any and all of policies, procedures and instructions of Company, including but not limited to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Executive agrees that if he is approached by any person to discuss a possible acquisition or other transaction that could reasonably result in a change of control of ABM, Executive will immediately advise ABM’s General Counsel and Chairman of the Board. In addition, in consideration for ABM entering into this Agreement, for a period commencing on the Effective Date and ending on the twelve (12) month anniversary of the termination of Executive’s employment with ABM for any reason, Executive shall not, without the prior express authorization of the Board, directly or indirectly, individually or on behalf of any other person or entity, solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any person or entity to take any action that would result in a change in control of ABM.

10. No Conflict. Executive represents to ABM that Executive is not bound by any contract with a previous employer or with any other business that might prevent Executive from entering into this Agreement. Executive further represents that he is not bound by any other contract or covenant that in any way restricts or limits Executive’s activities in relation to his employment with ABM that has not been fully disclosed to ABM prior to the signing of this Agreement.

11. Company Property. ABM shall, from time to time, entrust to the care, custody and control of Executive certain of Company’s property, such as motor vehicles, equipment, supplies, passwords and electronic and paper documents. Such documents may include, but shall not be limited to, customer lists, financial statements, cost data, price lists, invoices, forms, electronic files and media, mailing lists, contracts, reports, manuals, personnel files or directories, correspondence, business cards, copies or notes made from Company documents and documents compiled or prepared by Executive for Executive’s use in connection with Company business. Executive specifically acknowledges that all such items, including passwords and documents, are the property of Company, notwithstanding their preparation, care, custody, control or possession by Executive at any time(s) whatsoever.

12. Goodwill & Confidential Information. In connection with Executive’s employment hereunder:

A. Confidential Information. Executive agrees to utilize and further Company’s goodwill among its customers, sales prospects and employees, and acknowledges that Company may disclose to Executive, and Executive may disclose to Company, Confidential Information (as defined in Exhibit A).

B. Duty of Loyalty. Executive agrees that the Confidential Information and Company’s goodwill have unique value to Company, are not generally known or readily available to Company’s competitors, and could only be developed by others after investing significant time and money. ABM makes the Confidential Information and Company’s goodwill available to Executive in reliance on Executive’s agreement to hold the Confidential Information and Company’s goodwill in trust and confidence. Executive hereby acknowledges that to use this Confidential Information and Company’s goodwill other than for the benefit of Company would be a breach of such trust and confidence and a violation of Executive’s duty of loyalty to Company.

13. Restrictive Covenants. Executive acknowledges and agrees to the provisions set forth in Exhibit A and its Appendix 1 during his employment and thereafter as provided.

14. At-Will Employment. Executive’s employment is “at will” and, subject to the terms of this Agreement, may be terminated by the Company or Executive for any reason at any time, provided that a change in Executive’s position and/or a reduction in his compensation in violation of Paragraph 7A shall be deemed to be a termination without Just Cause in accordance with Paragraph 15D. Executive will not be entitled to receive any payments under this Agreement or any policy or plan of Company as in effect from time to time that provides for payment of amounts on termination of employment (other than Accrued Compensation), by reason of Company electing not to renew this Agreement; provided that subject to Paragraph 15G, during and following the end of the Term, Executive shall remain eligible to receive the Retirement Plan Benefits pursuant to the 2006 Equity Plan Terms and Conditions if no termination benefits are paid pursuant to Paragraph 15D, as well as any Bonus payable pursuant to Paragraph 7B(iii) and the benefits under Paragraph 7D.

15. Termination of Employment.

A. Termination for Cause. ABM may terminate Executive’s employment hereunder at any time during the Term of this Agreement, without notice, subject only to a good faith determination by a majority of the Board of Just Cause. Upon such termination, Executive shall not be entitled to any payments under this Agreement other than the Accrued Compensation.

B. Voluntary Termination by Executive. At any time during the Term of this Agreement, Executive may terminate employment hereunder by giving ABM 90 days’ prior written notice, and Executive shall not be entitled to any payments under this Agreement other than Accrued Compensation, those payments provided under Paragraph 7D and the Retirement Plan Benefits.

C. Total Disability or Death. Employment hereunder shall automatically terminate upon the Total Disability or death of Executive. ABM shall pay when due to Executive or, upon death, Executive’s designated beneficiary or estate, as applicable, (i) the Accrued Compensation, and (ii) a prorated portion of the Bonus for the fraction of the Fiscal Year that has been completed through the end of the month in which death or Total Disability occurs, based on Company’s actual performance of the Performance Criteria specified in CEO’s Performance Objectives for the entire Fiscal Year. Upon such termination, Executive shall not be entitled to any other payments under this Agreement other than those provided under Paragraph 7D and the benefits provided upon death or Disability pursuant to the 2006 Equity Plan Terms and Conditions.

D. Termination Without Just Cause During the Term. ABM may terminate Executive’s employment hereunder without Just Cause at any time during the Term of this Agreement by giving Executive 90 days’ written notice. Upon Executive’s termination by ABM without Just Cause prior to October 31, 2015, in addition to any Accrued Compensation, Executive shall only be entitled to receive (i) an amount equal to two times the sum of Executive’s Base Salary and Target Bonus payable, which amount shall be paid in equal installments in accordance with Company’s normal payroll practice over the twenty-four month period following Executive’s termination of employment, (ii) a prorated portion of the Bonus, for the fraction of the Fiscal Year that has been completed prior to the date of termination, based on Company’s actual performance of the Performance Criteria specified in CEO’s Performance Objectives for the entire Fiscal Year, such prorated portion to be paid pursuant to Paragraph 7B(iii), and (iii) any other payments otherwise provided under Paragraph 7D. Notwithstanding the foregoing, all payments (other than Accrued Compensation) due under this Paragraph 15D (and any other Paragraphs incorporated herein) shall be subject to Paragraph 16 and Paragraph 18 of this Agreement, as well as subject to reduction, surrender, or forfeiture pursuant to the ABM’s Recoupment Policy, as may be in effect from time to time.

E. Other Obligations. A termination of employment pursuant to Paragraph 15 of this Agreement will not affect any rights that Executive may have pursuant to any agreement, policy, plan, program or arrangement of Company providing employee benefits, which rights will be governed by the terms thereof, including the 2006 Equity Plan; provided that to the extent that Executive is eligible to receive payments or benefits by reason of his termination of employment pursuant to any other severance agreement or employee plan (collectively, “Other Severance Agreements”), the amounts otherwise receivable under Paragraph 15 will be reduced by the amounts actually paid and benefits actually provided pursuant to the Other Severance Agreements, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable hereunder and under the Other Severance Agreements is not any more or less than the amounts so payable or value so receivable had such benefits been paid in full under the arrangement that provides the greatest total payments and benefits.

F. Payments and Benefits with Respect to a Change in Control. Notwithstanding anything to the contrary in this Agreement or otherwise, if Executive’s employment is terminated during the “Severance Period” (as defined in the Change-in-Control Agreement entered into between Executive and Company on December 30, 2008, as amended from time to time) (the “Change-in-Control Agreement”), Executive shall not be entitled to payments and benefits under Paragraph 15 of this Agreement (or any Other Severance Agreements, except such Change-in-Control Agreement) and, alternatively, Executive’s entitlement to payments and benefits, if any, shall be governed by the terms of such Change-in-Control Agreement.

G. Payments and Benefits with Respect to Retirement Under the 2006 Equity Plan. Notwithstanding anything to the contrary in this Agreement or otherwise, if Executive voluntarily resigns and becomes entitled to the Retirement Plan Benefits, Executive shall not be entitled to any payments or benefits under Paragraph 15D of this Agreement, or any Other Severance Agreements, and alternatively, Executive’s entitlement to payments and benefits, if any, shall be governed by the 2006 Equity Plan, the 2006 Equity Plan Terms and Conditions, Section 7D hereof and if applicable, the Change-in-Control Agreement.

H. Actions Upon Termination. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have immediately resigned as an officer and/or director of ABM and of any of its subsidiaries or affiliates, including without limitation any LLCs or joint ventures, as applicable. Further, if during employment Executive held any membership or position as a representative of Company for any outside organization (such as BOMA, IREM, IFMA or BSCIA), or as a trustee for a union trust fund (such as a Taft-Hartley or similar fund), or any other fiduciary position with Company, upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from such membership or position, or trustee or fiduciary position, and shall reasonably cooperate with Company in any process whereby Company designates a new representative to replace the position vacated by Executive. Executive also agrees that all property set forth in Paragraph 11 of this Agreement (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment with Company belongs to Company and shall be promptly returned to Company upon termination of Executive’s employment.

16. Conditions to Payment and Acceleration; Code Section 409A.

Any and all amounts payable and benefits or additional rights provided pursuant to Paragraph 15D of this Agreement, other than any Accrued Compensation, shall only be payable if Executive executes and delivers to ABM a valid release of claims within 60 days of his termination date, in a form tendered by ABM and reasonably acceptable to Executive (a “Waiver and Release Agreement”). No amounts payable or benefits, other than Accrued Compensation, shall be paid under this Agreement until Executive has executed and delivered his Waiver and Release Agreement and the period within which Executive may revoke his Waiver and Release Agreement has expired without revocation. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with ABM for purposes of this Agreement and no payments shall be due to Executive under this Agreement or any policy or plan of ABM as in effect from time to time, providing for payment of amounts on termination of employment, unless Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Paragraph 15D of this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier). In addition, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, if Executive terminates employment after October 15th of any year, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this policy on or prior to December 31st of the year in which the termination of employment occurs shall, subject to the previous sentence of this Paragraph, instead be paid on the first business day following January 1st of the year following Executive’s termination of employment.

17. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment.

18. Remedies & Damages.

A. Breach. The parties agree that compliance with Paragraphs 12 and 13 of this Agreement and Exhibit A and its Appendix 1 is necessary to protect the business and goodwill of Company, and that any breach of such Paragraphs, Exhibit or Appendix will result in irreparable and continuing harm to Company, for which monetary damages may not provide adequate relief. Accordingly, in the event of any actual or threatened breach of Paragraphs 12 and 13 of this Agreement or Exhibit A and its Appendix 1 by Executive, Company and Executive agree that (i) Company shall be entitled to all appropriate remedies, including but not limited to temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach and (ii) Company may cease providing the consideration provided to Executive under Paragraph 15D of this Agreement (exclusive of any benefits under Paragraph 7D). Executive hereby consents to the issuance of an injunction by any court of competent jurisdiction, without the need for posting any bond.

B. Withholding Authorization. In addition to any remedies set forth in Section 18A, to the fullest extent permitted under the laws of the State of Employment, Executive authorizes ABM to withhold from any severance payments otherwise due to Executive (other than under the Change-in-Control Agreement) and from any other funds held for Executive’s benefit by Company, any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending resolution of the underlying dispute.

19. No Waiver. Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.

20. Severability. The provisions of this Agreement are severable. If any arbitrator (or court as applicable hereunder) rules that any portion of this Agreement is invalid or unenforceable, the arbitrator’s or court’s ruling shall not affect the validity and enforceability of other provisions of this Agreement. It is the intent of the parties that if any provision of this Agreement is ruled to be overly broad, the arbitrator or court shall interpret such provision with as much permissible breadth as is allowable under law rather than consider such provision void.

21. Survival. All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to the provisions of Paragraphs 11, 12, 13, 14, 15, 16, and 18 of this Agreement and Exhibit A and its Appendix 1, shall remain in full force and effect after the termination of this Agreement.

22. Representations. Executive represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he is voluntarily entering into this Agreement and has been given an opportunity to review all aspects of this Agreement with an attorney, if he chooses to do so.

23. Notices.

A. Addresses. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, bonded messenger or overnight express, to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

Executive:	Henrik C. Slipsager, at his most recent address on file with ABM.

ABM:	ABM Industries Incorporated

551 Fifth Avenue

New York, NY 10176

Attention: Board of Directors

Copy:	ABM Industries Incorporated

551 Fifth Avenue

New York, NY 10176

Attention: General Counsel

B. Receipt. Any such notice shall be assumed to have been received when delivered in person or 48 hours after being sent in a manner specified above.

24. Entire Agreement. Unless otherwise specified herein, this Agreement sets forth every contract, understanding and arrangement as to the employment relationship between Executive and ABM. For the avoidance of doubt, Exhibit A and its Appendix 1 shall be deemed to be a part of this Agreement, and all references to this Agreement (including, without limitation, through the use of hereto, herein, hereof, etc.) shall be deemed to also refer to Exhibit A and its Appendix 1.

A. No External Evidence. The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.

B. Supersedes Other Agreements. It is specifically understood and accepted that this Agreement supersedes all oral and written employment agreements between Executive and ABM prior to the date of this Agreement other than the Change-in-Control Agreement, as well as all conflicting provisions of Company’s Human Resources Manual, including but not limited to the termination, discipline and discharge provisions contained therein. Notwithstanding the foregoing, Executive’s confidentiality and other restrictive covenant obligations, as set forth in this Agreement, are in addition to, and not in limitation or substitution of, Executive’s similar or related obligations under Company policy or applicable law.

C. Amendments. This Agreement may not be amended except in a writing approved by the Board and signed by Executive and the Chair of the Compensation Committee.

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IN WITNESS WHEREOF, Executive and the Chair of the Compensation Committee have executed this Agreement on the respective dates set forth below.

Executive: Henrik C. Slipsager

Signature: /s/ Henrik C. Slipsager

Date: July 16, 2013

ABM: ABM Industries Incorporated

Signature: /s/ Linda Chavez

Title: Chair of the Compensation Committee

Date: July 16, 2013

EXHIBIT A

1.	RESTRICTIVE COVENANTS. In consideration of the compensation, contract term, potential severance benefits, continued employment provided by Company, as well as the access Company will provide Executive to its Confidential Information, and current and prospective customers, all as necessary for the performance of Executive’s duties hereunder, Executive hereby agrees to the following during Executive’s employment and thereafter as provided:

1.1 CONFIDENTIAL INFORMATION DEFINED. For purposes of this Agreement, “Confidential Information” includes but is not limited to: (i) Company and its affiliated entities’ trade secrets, know-how, ideas, applications, systems, processes and other confidential information which is not generally known to and/or readily ascertainable through proper means by the general public; (ii) plans for business development, marketing, business plans and strategies, budgets and financial statements of any kind, costs and suppliers, including but not limited to methods, policies, procedures, practices, devices and other means used by Company and its affiliates in the operation of its business, pricing plans and strategies, as well as information about Company and affiliated entity pricing structures and fees, unpublished financial information, contract provisions, training materials, profit margins and bid information; (iii) information regarding the skills, abilities, performance and compensation of other employees of Company or its affiliates, or of the employees of any company that contracts to provide services to Company or its affiliates; (iv) information of third parties to which Executive had access by virtue of Executive’s employment, including, but not limited to information on customers, prospective customers, and/or vendors, including current or prospective customers’ names, contact information, organizational structure(s), and their representatives responsible for considering the entry or entering into agreements for those services, and/or products provided by Company and its affiliates; customer leads or referrals; customer preferences, needs, and requirements (including but not limited to customer likes and dislikes, as well as supply and staffing requirements) and the manner in which they have been met by Company or its affiliates; customer billing procedures, credit limits and payment practices; and customer information with respect to contract and relationship terms and conditions, pricing, costs, profits, sales, markets, plans for future business and other development; purchasing techniques; supplier lists; (v) information contained in Company’s LCMS database, JDE , LMS or similar systems; and (vi) any and all information related to past, current or future acquisitions between Company or Company-affiliated entities, including but not limited to information used or relied upon for said acquisition.

1.2 NON-DISCLOSURE. Company and Executive acknowledge and agree that Company has invested significant effort, time and expense to develop its Confidential Information. Except in the proper performance of this Agreement, Executive agrees to hold all Confidential Information in the strictest confidence, and to refrain from making any unauthorized use or disclosure of such information both during Executive’s employment and at all times thereafter. Except in the proper performance of the Agreement, Executive shall not directly or indirectly disclose, reveal, transfer or deliver to any other person or business, any Confidential Information which was obtained directly or indirectly by Executive from, or for, Company or its affiliates or by virtue of Executive’s employment. This Confidential Information has unique value to Company and its affiliates, is not generally known or readily available by proper means to their competitors or the general public, and could only be developed by others after investing significant effort, time, and expense. Executive understands that Company or its affiliates would not make such Confidential Information available to Executive unless Company was assured that all such Confidential Information will be held in trust and confidence in accordance with this Agreement and applicable law. Executive hereby acknowledges and agrees to use this Confidential Information solely for the benefit of Company and its affiliated entities.

1.3 NON-SOLICITATION OF EMPLOYEES. Executive acknowledges and agrees that Company has developed its work force as the result of its investment of substantial time, effort, and expense. During the course and solely as a result of Executive’s employment with Company, Executive will come into contact with officers, directors, employees, and/or independent contractors of Company and affiliated-entities, develop relationships with and acquire information regarding their knowledge, skills, abilities, salaries, commissions, benefits, and/or other matters that are not generally known to the public. Executive further acknowledges and agrees that hiring, recruiting, soliciting, or inducing the termination of such individuals will cause increased expenses and a loss of business. Accordingly, Executive agrees that while employed by Company and for a period of twelve (12) months following the termination of Executive’s employment (whether termination is voluntary or involuntary), Executive will not directly or indirectly solicit, hire, recruit or otherwise encourage, assist in or arrange for any officer, director, employee, and/or independent contractor to terminate his/her service relationship with Company or any other Company-affiliated entity, except in the proper performance of this Agreement. The prohibitions set forth in this Paragraph 1.3 shall include but not be limited to: (i) identifying to other companies or their agents, recruiting or staffing firms, or other third parties Company officers, directors, employees, or independent contractors who have specialized knowledge concerning Company’s business, operations, processes, methods, or other confidential affairs or who have contacts, experience, or relationships with particular customers; (ii) disclosing or commenting to other companies or their agents, recruiting or staffing firms, or other third parties regarding the quality or quantity of work, specialized knowledge, or personal characteristics of any person still engaged by Company or any other Company-affiliated entity; and (iii) providing such information to prospective companies or their agents, recruiting or staffing firms, or other third parties preceding possible engagement.

1.4 NON-SOLICITATION OF CUSTOMERS. Executive acknowledges and agrees that Company and its affiliates have identified, solicited, and developed their customers and developed customer relationships as the result of their investment of significant time, effort, and expense and that Company has a legitimate business interest in protecting these relationships. Executive further acknowledges that Executive would not have been privy to these relationships were it not for Executive’s employment by Company. Executive further acknowledges and agrees that the loss of such customers and clients would damage Company and potentially cause Company great and irreparable harm. Consequently, Executive covenants and agrees that during, and for twelve (12) months following the termination of, Executive’s employment with Company (whether such termination is voluntary or involuntary), Executive shall not, directly or indirectly, for the benefit of any person or entity other than Company, attempt to seek, seek, attempt to solicit, solicit, or accept work from any customer, client or active customer prospect: (i) with whom Executive developed a relationship while employed by Company or otherwise obtained Confidential Information about for the purpose of diverting business from Company or an affiliated entity; and (ii) that is located in a state or foreign country in which: (a) Executive performed work, services, or engaged in business activity on behalf of Company within the 12-month period preceding the effective date of Executive’s termination of employment; and/or (b) where Company has business operations and Executive was provided Confidential Information regarding Company’s business activities in those territories within the 12-month period preceding the effective date of Executive’s termination of employment.

1.5 POST EMPLOYMENT COMPETITION. Executive agrees that, while employed by Company and for a period of twelve (12) months following Executive’s termination of employment (whether such termination is voluntary or involuntary), Executive shall not work, perform services for, or engage in any business, enterprise, or operation that engages in a Competing Business (as defined below) in a Restricted Territory (as defined below). For purposes of this Agreement, “Competing Business” means the provision of any goods, products, or services that are the same or substantially similar to those provided by Company, or any Company-affiliated entity with respect to which Executive had Confidential Information, in the 12 month period preceding the effective date of Executive’s termination of employment. Executive acknowledges that Company and its affiliates are engaged in business in various states throughout the U.S. and various international locations. Accordingly, and in view of the nature of Executive’s nationwide position and responsibilities, “Restricted Territory” as used herein means each state and each foreign country: (i) in which Executive performed work, services, or engaged in business activity on behalf of Company within the 12-month period preceding the effective date of Executive’s termination of employment; and/or (ii) where Company has business operations and Executive was provided Confidential Information regarding Company’s business activities in those territories within the 12-month period preceding the effective date of Executive’s termination of employment. The restrictions in this Paragraph 1.5 shall only apply if, within the 12 month period prior to the effective date of Executive’s termination, Executive was employed by Company to perform sales, marketing, and/or operational activities, or was directly involved in corporate development and strategy (i.e., mergers, acquisitions, divestitures and/or other corporate strategic initiatives) for Company or its affiliates.

1.6 NON-DISPARAGEMENT. Following the termination of Executive’s employment for any reason, Executive agrees not to make any statement or take any action which disparages, defames, or places in a negative light Company, Company-affiliated entities, or its or their reputation, goodwill, commercial interests or past or present officers, directors, employees, agents or other service providers.

1.7 CREATIONS. The terms and conditions set forth in Appendix 1 attached hereto are hereby incorporated by reference as though fully set forth herein.

1.8 CONFIDENTIAL INFORMATION OF OTHERS. Executive will not use, disclose to Company or induce Company to use any legally protected confidential, proprietary or trade secret information or material belonging to others which comes into Executive’s knowledge or possession at any time, nor will Executive use any such legally protected information or material in the course of Executive’s employment with Company. Executive has no other agreements or relationships with or commitments to any other person or entity that conflicts with Executive’s obligations to Company as an employee of Company or under this Agreement, and Executive represents that Executive’s employment will not require Executive to violate any legal obligations to any third-party. In the event Executive believes that Executive’s work at Company would make it difficult for Executive not to disclose to Company any legally protected confidential, proprietary or trade secret information or materials belonging to others, Executive will immediately inform the CEO Committee. Executive has not entered into, and Executive agrees Executive will not enter into, any oral or written agreement in conflict with this Agreement.

1.9 COOPERATION WITH LEGAL MATTERS. During Executive’s employment with Company and thereafter, Executive shall cooperate with Company and any Company-affiliated entity in its or their investigation, defense or prosecution of any potential, current or future legal matter in any forum, including but not limited to lawsuits, administrative charges, audits, arbitrations, and internal and external investigations. Executive’s cooperation shall include, but is not limited to, reviewing and preparing documents and reports, meeting with attorneys representing any Company-affiliated entity, providing truthful testimony, and communicating Executive’s knowledge of relevant facts to any attorneys, experts, consultants, investigators, employees or other representatives working on behalf of a Company-affiliated entity. Except as required by law, Executive agrees to treat all information regarding any such actual or potential investigation or claim as confidential. Executive also agrees not to discuss or assist in any litigation, potential litigation, claim, or potential claim with any individual (or their attorney or investigator) who is pursuing, or considering pursuing, any claims against Company or a Company-affiliated entity, unless required by law. In performing the tasks outlined in this Paragraph 1.9, Executive shall be bound by the covenants of good faith and veracity set forth in ABM’s Code of Business Conduct and Ethics and by all legal obligations. Nothing herein is intended to prevent Executive from complying in good faith with any subpoena or other affirmative legal obligation. Executive agrees to notify Company immediately in the event there is a request for information or inquiry pertaining to Company, any Company-affiliated entity, or Executive’s knowledge of or employment with Company. In performing responsibilities under this Paragraph at the request or for the benefit of Company, Executive shall be compensated for Executive’s time at an hourly rate of $400 per hour. However, during any period in which Executive is an employee of Company or is receiving payments pursuant to Paragraph 15 of this Agreement or pursuant to the terms of any Other Severance Agreement, Executive shall not be so compensated.

1.10 REMEDIES AND DAMAGES. The parties agree that compliance with Paragraphs 1.1 – 1.9 of this Exhibit A and Appendix 1 is necessary to protect the business and goodwill of Company, that the restrictions contained herein are reasonable and that any breach of such Paragraphs will result in irreparable and continuing harm to Company, for which monetary damages will not provide adequate relief. Accordingly, in the event of any actual or threatened breach of any covenant or promise made by Executive herein, Company and Executive agree that Company shall be entitled to all appropriate remedies, including but not limited to temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach. Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction without the need for posting any bond.

1.11 LIMITATIONS. Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the State of Employment, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

APPENDIX 1

A.	ASSIGNMENT. Executive hereby assigns, and agrees to assign, to Company, without additional compensation, Executive’s entire right, title and interest in and to (a) all Creations (as defined below), and (b) all benefits, privileges, causes of action and remedies relating to the Creations, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Creation; and to settle and retain proceeds from any such actions). As used herein, the term “Creations” includes, but is not limited to, creations, inventions, works of authorship, ideas, processes, technology, formulas, software programs, writings, designs, discoveries, modifications and improvements, whether or not patentable or reduced to practice and whether or not copyrightable, that relate in any manner to the actual or demonstrably anticipated business or research and development of Company or its affiliates, and that are made, conceived or developed by Executive (either alone or jointly with others), or result from or are suggested by any work performed by Executive (either alone or jointly with others) for or on behalf of Company or its affiliates: (i) during the period of Executive’s employment with Company, whether or not made, conceived or developed during regular business hours; or (ii) after termination of Executive’s employment if based on Confidential Information. Executive agrees that all such Creations are the sole property of Company or any other entity designated by it, and, to the maximum extent permitted by applicable law, any copyrightable Creation will be deemed a work made for hire.

B.	DISCLOSURE. Executive agrees to disclose promptly and fully to Executive’s immediate supervisor at Company, and to hold in confidence for the sole right, benefit and use of Company, any and all Creations made, conceived or developed by Executive (either alone or jointly with others) during Executive’s employment with Company, or within twelve (12) months after the termination of Executive’s employment if based on Confidential Information. Such disclosure will be received and held in confidence by Company. In addition, Executive agrees to keep and maintain adequate and current written records on the development of all Creations made, conceived or developed by Executive (either alone or jointly with others) during Executive’s period of employment or during the twelve (12) month period following termination of Executive’s employment, which records will be available to and remain the sole property of Company at all times.

C.	ASSIST WITH REGISTRATION. Executive agrees that Executive will, at Company’s request, promptly execute a written assignment of title for any Creation required to be assigned by Paragraph A of this Appendix 1. Executive further agrees to perform, during and after Executive’s employment, all acts deemed necessary or desirable by Company to assist it (at its expense) in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Creation assigned to Company pursuant to Paragraph A of this Appendix 1. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Should Company be unable to secure Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Creation, whether due to Executive’s mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to undertake such acts in Executive’s name as if executed and delivered by Executive, and Executive waives and quitclaims to Company any and all claims of any nature whatsoever that Executive may not have or may later have for infringement of any intellectual property rights in the Creations. Company will compensate Executive at an hourly rate of $400 per hour for time actually spent by Executive at Company’s request on such assistance at any time following termination of Executive’s employment with Company.